[Letterhead of Arthur Andersen LLP]

Exhibit 16

Office of the Chief Accountant
Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

April 17, 2002
Dear Sir/Madam:

We have read the first, second, third and fourth paragraphs of Item 4 included in the Form 8-K dated April 12, 2002 of Sequa Corporation to be filed with the Securities Exchange Commission and are in agreement with the statements contained therein.

Very truly yours,
/s/ Arthur Andersen LLP
Arthur Andersen LLP
cc: Mr. Howard Leitner, Sequa Corporation